Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Golden Star Acquisition Corporation (the “Company”) on Amendment No. 5 to the Registration Statement on Form S-1 of our report dated February 28, 2023, with respect to our audits of the Company’s financial statements as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and the period from July 9, 2021 (inception) to December 31, 2021, which appears in this Registration Statement on Form S-1. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

Irvine, California

April 13, 2023